Mitchell Hutchins Asset Management Inc.
1285 Avenue of the Americas
New York, NY  10019-6028
212-713-4000



                                                               MITCHELL HUTCHINS


                                 January 5, 1998


Mitchell Hutchins Portfolios
1285 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

         We are writing in connection with the 800 Class A shares, 800 Class B shares, 800 Class C shares and 800 Class Y shares of beneficial interest of each of Mitchell Hutchins Aggressive Portfolio and Mitchell Hutchins Moderate Portfolio, and the 400 Class A shares, 400 Class B shares, 400 Class C shares and 400 Class Y shares of beneficial interest of Mitchell Hutchins Conservative Portfolio, which shares we have purchased from you at a price of $12.50 per share. This is to advise you that such shares were purchased for investment only with no present intention of selling such shares, and we do not now have any intention of selling such shares.

                                              Sincerely,



                                              /s/ Dianne E. O'Donnell
                                              --------------------------
                                              Dianne E. O'Donnell
                                              Senior Vice President